Exhibit 4.93
m.v. “Nasaka”
RIDER CLAUSES
TO
MEMORANDUM OF AGREEMENT
DATED      4 May 2018     in respect of
m.v. “Nasaka” (“MOA”)
Clause 17
a.
The Buyers and the Sellers hereby acknowledge that the Buyers have entered into a bareboat charter of even date herewith with the Sellers (the “BBC”), whereby the Vessel is to be chartered by the Buyers (as owners) to the Sellers (as bareboat charterer), on such terms and conditions as are set out in the BBC. Immediately upon delivery of the Vessel to the Buyers under this Agreement, the Vessel shall, subject to the terms of the BBC, be deemed as delivered immediately thereafter to the Sellers (as bareboat charterer) under the BBC, and the Sellers’ acceptance of delivery of the Vessel to it (as bareboat charterer) under the BBC shall satisfy in full pro tanto the Sellers’ obligation with respect to physical delivery of the Vessel to the Buyers under this Agreement.

b.	The obligations of the Buyers to purchase and take delivery of the Vessel from the Sellers under this Agreement are subject to and conditional upon, inter alia:-
i.	the BBC being duly executed;
ii.	the Buyers having received the Nomination Notice as defined in Clause 18bi of this Agreement;
iii.	the conditions precedent for the chartering of the Vessel by the Buyers to the Sellers as set out in clause 35.2) of the BBC being satisfied at the time of delivery under this Agreement; and
iv.	the due execution of the memorandum of agreements in respect of the sale and purchase of the Associated Vessels (as defined in the BBC).
Clause 18
a.	The Purchase Price shall be paid by the Buyers to the Sellers in the following portions:-
i.	the MOA Payment Amount A (as defined in Clause 18bi of this Agreement); and
ii.	the MOA Payment Amount B (as defined in Clause 18bii of this Agreement).
b.	Upon delivery by the Sellers, and acceptance by the Buyers, of the Vessel in accordance with the terms and conditions of this Agreement, the Buyers shall pay to the Sellers:-
i.	50% of the Purchase Price (the “MOA Payment Amount A”) by way of

m.v. “Nasaka”
remittance to such accounts as to be nominated by the Sellers in writing no later than two (2) Banking Days before the delivery of the Vessel under this Agreement (the “Nomination Notice”); and
ii.
50% of the Purchase Price (the “MOA Payment Amount B”) by way of set-off against the full amount of the Advance Charterhire (as defined under the BBC) payable by the Sellers to the Buyers in accordance with the terms and conditions of the BBC.

c.
The Sellers shall separately pay to the Buyers an upfront fee (the “Upfront Fee”) in the amount and at the times agreed in a fee letter (the “Fee Letter”) made or to be made between the Buyers and the Sellers.

d.
The Sellers shall bear all taxes, deductions, withholdings, duties and imposts (including goods and services taxes and value added taxes, if any) imposed on or in connection with the execution of this Agreement and the transactions contemplated herein.

e.
Subject to the terms of the Fee Letter, the Buyers shall have the option to set off the full amount of the Upfront Fee against the MOA Payment Amount A payable by the Buyers to the Sellers on the date of the delivery of the Vessel under this Agreement. The amount of the MOA Payment Amount A to be paid by the Buyers to the Sellers pursuant to this Clause 18 shall be reduced accordingly.

Clause 19
In this Agreement, unless the context otherwise requires:-
a.
any reference to (or to any specified provision of) this Agreement or any other provision, agreement or document shall be construed as references to this Agreement, or such document as in force for the time being and as amended, varied, novated and/or supplemented in accordance with the terms thereof, or as the case may be, with the agreement of the relevant parties, with any requirement that the form or terms of any of the foregoing be satisfactory or acceptable to any person being understood to require such person to act reasonably;

b.	any reference to a provision of law is a reference to that provision as amended or re-enacted and includes any regulations or rules issued under any such law;
c.	words importing the plural shall include the singular and vice versa, and the term “including” shall be construed to have the same meaning as “including without limitation”; and
d.	references to a person shall be construed as including references to an individual, firm, company, corporation, unincorporated body of persons or any state or any agency thereof.
Clause 20
Except as otherwise provided for in this Agreement:-

m.v. “Nasaka”
a.
all notices or other communications under or in respect of this Agreement to either party hereto shall be in writing and shall be made or given to such party at the address, Fax number or email address appearing below (or at such other address or email address as such party may hereafter specify for such purposes to the other by notice in writing):

In the case of the Sellers:
c/o TMS BULKERS LTD.
Address:	c/o TMS Bulkers Ltd. Athens Licensed Shipping Office 11 Fragkokklisias Street, GR 151 25 Marousi, Athens, Greece
Email:	finance@tms-management.org
Fax:	+30 210 8090205
Tel:	+30 216 2006213
Attn:	Mr. Dimitris Glynos
In the case of the Buyers:
Address:	c/o ICBC Financial Leasing Co., Ltd. 10/F, Bank of Beijing Building, 17(C) Jinrong Street Xicheng District, Beijing, People’s Republic of China
Email:	kouguangchao@icbcleasing.com
Fax:	n/a
Attn:	Mr. Kevin Kou
b.
a written notice includes a notice by email or telefax. Subject always to the foregoing sentence, any communication by personal delivery or letter shall be deemed to be received upon delivery at such address. Email or telefax shall be deemed to be delivered if no failure notice or non-delivery notice is received by the sender of such email or facsimile within twenty-four (24) hours of sending the relevant email or facsimile or a delivery receipt message is received by the sender in respect of the relevant email or facsimile; and

c.	all communications and documents delivered pursuant to or otherwise relating to this Agreement shall either be in English or accompanied by a certified English translation.
Clause 21
a.
Time shall be of the essence of this Agreement but no failure or delay on the part of the Buyers or the Sellers to exercise any power, right or remedy under this Agreement shall operate as a waiver hereof or thereof, nor shall any single or partial exercise by the Buyers or the Sellers of any power, right or remedy preclude any other or further exercise hereof or thereof or the exercise of any other power, right or remedy.

b.	Any amendment or waiver of any provision of this Agreement shall only be effective

m.v. “Nasaka”
if the Sellers and the Buyers so agree in writing. Any consent by the Buyers or the Sellers as appropriate under this Agreement must be made in writing. In addition, any such waiver or consent may be given subject to any conditions thought fit by the Buyers or the Sellers as appropriate and shall be effective only in the instance and for the purpose for which it is given.
c.	The remedies provided in this Agreement are cumulative and are not exclusive of any remedies provided by law.
d.
If any provision of this Agreement is prohibited or unenforceable in any jurisdiction, such prohibition or unenforceability shall not invalidate the remaining provisions hereof or affect the validity or enforceability of such provision in any other jurisdiction.

e.
This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any party hereto may execute this Agreement by signing any such counterpart.

f.	Any person who is not a party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.
g.
In the event of any inconsistency in the terms set out in (i) Clauses 1 to 16 of this Agreement and/or Schedule 1 of this Agreement and (ii) the Rider Clauses (i.e. Clauses 17 to 22) to this Agreement, then the terms of the Rider Clauses shall prevail.

Clause 22
a.	This Agreement and any non-contractual obligations arising out of or in connection therewith shall be governed by and construed in accordance with English law.
b.	(a)	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including any dispute regarding the existence, validity or termination of this Agreement) (a “Dispute”).
(b)	The parties hereto agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no party will argue to the contrary.
(c)
This Clause 22b is for the benefit of the Buyers only. As a result, the Buyers shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Buyers may take concurrent proceedings in any number of jurisdictions.

c.
The Sellers irrevocably waive, to the extent permitted by applicable law, with respect to itself and its revenues and assets (irrespective of their use or intended use), all immunity on the grounds of sovereignty or other similar grounds from:

(a)	suit;

m.v. “Nasaka”
(b)	jurisdiction of any court;
(c)	relief by way of injunction or order for specific performance or recovery of property;
(d)	attachment of its assets (whether before or after judgment); and
(e)
execution or enforcement of any judgment to which it or its revenues or assets might otherwise be entitled in any proceedings in the courts of any jurisdiction (and irrevocably agrees, to the extent permitted by applicable law, that it will not claim any immunity in any such proceedings).

d.	Without prejudice to any other mode of service allowed under any relevant law, the Sellers:-
(a)
irrevocably appoint Ince Process Agents Limited of 2 Leman Street, London E1 8QN, London as its agent for service of process in relation to any proceedings before the English courts in connection with this Agreement; and

(b)	agree that failure by the process agent to notify the Sellers of the process will not invalidate the proceedings concerned.
For and on behalf of		For and on behalf of
HAI KUO SHIPPING 1626 LIMITED		AQUARIUS OWNERS INC.

/s/ Lee Kwok Chun		/s/ Savvas Tournis
Name:	Lee Kwok Chun	Name:	Savvas Tournis
Title:	Attorney-in-fact	Title:	Attorney-in-fact

m.v. “Nasaka”
SCHEDULE 1
DELIVERY DOCUMENTS
For the avoidance of doubt, any of the documents listed below shall be deemed provided hereunder if it has already been provided pursuant to clause 35 (Conditions Precedent and Conditions Subsequent) of the BBC.
A.
The Sellers shall provide the Buyers with the following documents, each in form as agreed between the Parties and substance satisfactory to the relevant shipping registry(ies) upon delivery of the Vessel under this Agreement (one original unless otherwise specified):

1.
Three (3) Bills of Sale in a form acceptable for ownership title registration of the Vessel under the Marshall Islands flag duly executed by the Sellers evidencing the transfer of all the shares in the Vessel to the Buyers and warranting that the Vessel is, at the time of delivery under this Agreement, free from all charters (except for the BBC), encumbrances, mortgages and maritime liens and any other debts or claims whatsoever at the time of such transfer, duly notarised and legalised or apostilled.

2.	Certified true copy of the Sellers’ certificate of incorporation which is valid on the date of this Agreement.
3.	Certified true copy of the Sellers’ up-to-date articles of association and by-laws.
4.	Certificate of good standing of the Sellers dated no earlier than fifteen (15) days before the date of delivery of the Vessel under this Agreement.
5.
Certificate of incumbency listing, inter alia, the directors/officers and shareholders of the Sellers dated no earlier than fifteen (15) days before the the date of delivery of the Vessel under this Agreement.

6.
Board resolutions of the Sellers approving the sale of the Vessel to the Buyers, approving and ratifying the terms of this Agreement and authorising attorneys/ authorised representatives of the Sellers to, inter alia, execute the MOA PODA (as defined below) and the power of attorney as set forth below, for and on behalf of the Sellers, in connection with the sale of the Vessel to the Buyers and to attend to any other matters relating thereto.

7.	Shareholders resolutions of the Sellers approving the sale of the Vessel to the Buyers.
8.
Power of attorney issued by the Sellers duly legalised or apostilled, authorizing such persons to, inter alia, execute for and on behalf of the Sellers the MOA PODA and all other documents necessary in connection with the sale of the Vessel to the Buyers, and attend to any other matters relating thereto.

m.v. “Nasaka”
9.	The inventory referred to in line 158 of this Agreement.
10.	Commercial Invoice in triplicate duly signed by the Sellers showing the main particulars of the Vessel and the Purchase Price of the Vessel.
11.	Transcript of Register in respect of the Vessel issued by the Registrar of Maltese Ships dated the date of delivery of the Vessel under this Agreement, certifying that:-
(i)	the Vessel is owned by the Sellers; and
(ii)	free from registered encumbrances registered against the Vessel.
12.
Deletion Certificate in respect of the Vessel issued by the Registrar of Maltese Ships and if not available on the date of delivery of the Vessel under this Agreement, a letter from the Sellers to the Buyers undertaking to provide to the Buyers within twenty-one (21) days after the date of delivery of the Vessel under this Agreement the said Deletion Certificate.

13.	A written undertaking duly signed by the Sellers undertaking to the Buyers to:-
(i)
request and arrange for the Registrar of Maltese Ships to issue a new Continuous Synopsis Record (“CSR”) showing the date on which the Vessel ceased to be registered with the Registrar of Maltese Ships;

(ii)
arrange for copies of all issued CSRs under the Registrar of Maltese Ships, including the new CSR referred to in (i) above are forwarded to the Office of the Maritime Administrator of the Marshall Islands; and

(iii)	deliver to the Buyers one copy of the new CSR referred to in (i) above within twenty one (21) days after the delivery of the Vessel under this Agreement.
14.
The MOA PODA (as defined below) in duplicate signed by the authorised attorneys-in-fact of the Sellers and the Buyers at the time of delivery of the Vessel under this Agreement in the form attached hereto as Schedule 2.

15.
A copy of the certificate of the Classification Society confirming, inter alia, that the Vessel is class maintained without overdue condition or recommendation dated no earlier than three (3) days before delivery of the Vessel under this Agreement.

16.	Copy of the valid and current ISSC in respect of the Vessel.
17.
Copy of valid and current International Air Pollution Prevention Certificate (IAPPC) in respect of the Vessel issued under Annex VI (Regulations for the Prevention of Air Pollution from Ships) to MARPOL.

m.v. “Nasaka”
18.
Such other documents as are necessary for the registration of the Buyers’ ownership title under the Marshall Islands flag and the bareboat/demise charter registration of the Vessel under the Maltese flag but within the control of the Sellers.

B.	The Buyers shall provide the Sellers with the following documents (one original unless other specified) upon delivery of the Vessel under this Agreement:
1.
Resolution(s) of the board of directors of the Buyers, authorising attorneys/ authorised representatives of the Buyers to, inter alia, execute the MOA PODA (as defined below) and the power of attorney as set forth below, for and on behalf of the Buyers, in connection with the purchase of the Vessel and to attend to any other matters relating thereto.

2.
Power of Attorney of the Buyers, appointing attorney(s)-in-fact empowered to, inter alia, execute for and on behalf of the Buyers the MOA PODA and all other documents necessary in connection with the purchase of the Vessel, as well as for the payment of the Purchase Price and any other payment due and payable under the MOA, and attend to any other matters relating thereto.

C.
The Sellers shall provide to the Buyers with copies or drafts (as the case may be) of the documents referred to in Paragraph A of this Schedule 1 as soon as possible but not later than ten (10) Banking Days (or such shorter period as the parties hereto may agree) prior to the expected date of delivery of the Vessel under this Agreement for the Buyers’ approval and/or comments.

D.
At the time of delivery and acceptance of the Vessel under this Agreement, the Seller and the Buyers shall sign and deliver to each other a protocol of delivery and acceptance (in duplicate) in the form attached hereto as Schedule 2 (Agreed Form of Protocol of Delivery and Acceptance) (the “MOA PODA”).

m.v. “Nasaka”
SCHEDULE 2
AGREED FORM OF PROTOCOL OF DELIVERY AND ACCEPTANCE
PROTOCOL OF DELIVERY AND ACCEPTANCE UNDER MOA FOR M.V. “NASAKA”
m.v. “Nasaka” with IMO no. 9602423 (the “Vessel”) was delivered to and accepted by Hai Kuo Shipping 1626 Limited as buyers of the Vessel, pursuant to the Memorandum of Agreement dated [●] and made with Aquarius Owners Inc. as sellers of the Vessel, at [●] hours ([●] Time) on [●] at [●].
For and on behalf of	For and on behalf of
AQUARIUS OWNERS INC.	HAI KUO SHIPPING 1626 LIMITED

Name:	Name:
Title:	Title: